Ruth’s Hospitality Group, Inc. Reports Second Quarter 2008 Financial Results

HEATHROW, Fla.--(BUSINESS WIRE)--August 5, 2008--Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported unaudited results for its second quarter ended June 29, 2008. Highlights for the second quarter 2008 compared to second quarter 2007 were as follows:

·	Total revenue increased 37.9% to $108.1 million from $78.4 million, including $23.1 million from the Mitchell’s acquisition, which closed on February 19, 2008.
·	Net income of $2.8 million, or $0.11 per diluted share, compared to $5.4 million, or
$0.23 per diluted share in the prior year period. Net income during the second quarter of
2008 included a charge of $1.4 million related to the departure of the Company’s former
CEO as well as a non-cash benefit of $1.2 million related to an interest rate swap.
Excluding these items would result in earnings of $0.12 per diluted share.
·	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased
7.1%, compared to a 0.4% decrease in 2007. Combined average weekly sales at
Mitchell’s were $80,800 compared to $86,900 in the year-ago quarter.
·	Food and beverage costs, as a percentage of restaurant sales, decreased approximately
110 basis points to 30.7% versus the prior year quarter. This was primarily driven by favorable beef costs and modest price increases, partially offset by higher grocery, and dairy costs.
·	Restaurant operating expenses, as a percentage of restaurant sales, were approximately
380 basis points higher than the prior year second quarter. The majority of this was de-
leveraging due to the weak comparable sales, as many of these expenses are fixed.
·	Marketing and advertising expenditures, as a percentage of total revenues, were approximately 160 basis points higher due to increased utilization of print media and radio to support the Company’s “Summer Celebration” promotion.
·	General and administrative expenses, as a percentage of total revenues, were approximately 210 basis points higher, due to $1.4 million in severance related to the former CEO departure, $0.6 million in increased FAS123R costs, and additional support for the Mitchell’s acquistion.
·	Depreciation and amortization expenses, as a percentage of total revenues, were 40 basis points higher at approximately 4.0% of total revenues.
·	Pre-opening costs fell by $0.1 million from a year ago due to the timing of new restaurant development activity.
·	Operating income of $4.7 million versus $9.0 million.
·	Net interest expense was slightly higher at $1.2 million. Interest expense during the quarter included a $1.2 million “mark-to-market” non-cash benefit related to an interest rate swap agreement.
·	Two new Company-owned restaurants were opened in Fort Worth, TX, and downtown
New Orleans, LA.

Bob Vincent, Executive Vice President and Chief Financial Officer of Ruth’s Hospitality Group, Inc., “Second quarter performance was consistent with macro-economic challenges that have affected upscale dining and the restaurant industry as a whole. As a result, we are focused on value-oriented sales initiatives that do not denigrate the Ruth’s Chris brand, expense management at the corporate and store levels, and maximizing free cash flow to pay down debt.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, increased 37.9% to $108.1 million in the second quarter of 2008 compared to $78.4 million in the second quarter of 2007.

Company-owned restaurant sales grew 39.7% to $102.8 million for the second quarter of 2008 from $73.6 million for the period last year. This was primarily the result of a 59.7% increase in total restaurant operating weeks to 1,097 from 687 (including 286 operating weeks related to the Mitchell’s acquisition for which there is no comparable in the second quarter of 2007). Restaurant sales generated by Mitchell’s were $23.1 million during the second quarter of 2008.

Average weekly sales for Ruth’s Chris Steak House were $98,300 in the second quarter of 2008 compared to $107,300 in the second quarter of 2007. Combined average weekly sales for the Mitchell’s acquisition were $80,800 compared to $86,900 in the prior year. The Company will consider restaurants acquired through the Mitchell’s acquisition to be comparable in the second quarter of 2009.

For the second quarter of 2008, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 7.1% from the second quarter of 2007. Comparable sales consisted of an average check increase of 2.1%, driven by menu mix shifts, as well as an entrée reduction of 9.0%, offset by year over year effective menu pricing of approximately 2.5%. Company-owned comparable restaurant sales at Ruth’s Chris Steak House overlapped last year's second quarter decline of 0.4%.

Franchise income increased 3.4% to $3.0 million from $2.9 million in the second quarter of 2007. This was due to 7 additional franchise-owned locations, net of acquisitions year over year, partially offset by a decrease in blended comparable franchise-owned restaurant sales of 7.0%.

Operating income was $4.7 million in the second quarter of 2008 versus $9.0 million in the same period last year.

Net income was $2.8 million in the second quarter of 2008, or $0.11 per diluted share, compared to $5.4 million, or $0.23 per diluted share, in the second quarter of 2007. Net income during the second quarter of 2008 included a charge of $1.4 million related to the departure of the Company’s former CEO as well as a non-cash benefit of $1.2 million related to an interest rate swap. Excluding these items would result in earnings of $0.12 per diluted share.

Financial Guidance

Ruth’s Hospitality Group, Inc.’s earnings guidance for fiscal 2008 remains unchanged. The Company continues to expect fiscal 2008 earnings per share from continuing operations of between $0.55 and $0.60 per diluted share, excluding non-recurring costs associated with the former CEO departure.

Conference Call

The Company will host a conference call to discuss second quarter 2008 financial results today at 4:30 PM Eastern Time. Hosting the call will be Rob Selati, Chairman of the Board, Bob Vincent, Executive Vice-President and Chief Financial Officer, Geoffrey Stiles, Executive Vice-President and President of the Ruth's Chris Restaurants.

The conference call can be accessed live over the phone by dialing 800-925-2151 or for international callers by dialing 913-312-1433. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 6147653. The replay will be available until August 12, 2008. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 144 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards,

please	visit:	www.RuthsChris.com,	www.MitchellsFishMarket.com,
www.MitchellsSteakhouse.com		and www.Camerons-Steakhouse.com. For more information
about Ruth’s Hospitality Group, please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		26 Weeks Ending

	July 1,	June 29,	July 1,	June 29,
	2007	2008	2007	2008

Revenues:
Restaurant sales	$73,646	$102,791	$151,781	$197,787
Franchise income	2,904	2,966	6,077	6,293
Other operating income	1,885	2,360	2,075	2,621

Total revenues	78,435	108,117	159,933	206,701
Costs and expenses:
Food and beverage costs	23,402	31,591	48,839	61,979
Restaurant operating expenses	34,141	51,595	68,572	97,128
Marketing and advertising	2,174	4,804	4,496	7,393
General and administrative costs	5,647	10,010	12,208	16,933
Depreciation and amortization expenses	2,858	4,372	5,777	7,919
Pre-opening costs	1,147	1,007	2,516	1,356
Hurricane and relocation costs, net of
insurance proceeds	40	-	(3,490)	-
Loss on the disposal of property and equipment, net	-	-	1,108	1

Operating income	9,026	4,738	19,907	13,992
Other income (expense):
Interest expense	(1,159)	(1,182)	(2,190)	(4,390)
Other	178	185	366	522

Income from continuing operations
before income tax expense	8,045	3,741	18,083	10,124
Income tax expense	2,598	984	5,840	2,835

Income from continuing operations	5,447	2,757	12,243	7,289

Discontinued operations, net of income tax benefit	3	2	17	3

Net income available to common shareholders	$5,444	$2,755	$12,226	$7,286

Basic earnings per share:
Continuing operations	$0.23	$0.11	$0.53	$0.30
Discontinued operations	-	-	-	-

Basic earnings per share	$0.23	$0.11	$0.53	$0.30

Diluted earnings per share:
Continuing operations	$0.23	$0.11	$0.52	$0.30
Discontinued operations	-	-	-	-

Diluted earnings per share	$0.23	$0.11	$0.52	$0.30

Shares used in computing net income per common share:
Basic	23,188,748	24,260,211	23,206,657	23,911,489

Diluted	23,494,847	24,411,428	23,407,937	24,070,298

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(dollar amounts in thousands)
	December 30,	June 29,
	2007	2008

Cash and cash equivalents	$12,311	$ 2,699
Total assets	260,278	359,419
Long-term debt	96,750	179,750
Total shareholders' equity	88,067	97,130